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                                  EXHIBIT 6

                CONFIDENTIALITY AGREEMENT, DATED JUNE 30, 1997


                          CONFIDENTIALITY AGREEMENT

                                                                 June 30, 1997



FUJITSU LIMITED
6-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100
Japan



Dear Sirs:

      In connection with your consideration of a possible transaction involving Amdahl Corporation (the "Company"), the Company will make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives (as defined below), you agree to treat in accordance with the provisions of this letter agreement any information concerning the Company that is furnished to you or to your Representatives on or after the date of this letter in connection with such possible transaction by or on behalf of the Company, regardless of the manner in which it is furnished (herein collectively referred to as the "Evaluation Material"). For purposes of this letter agreement, (i) "Representative" shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); and (ii) "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

      The term "Evaluation Material" shall include all notes, analyses or other documents prepared by you or your Representatives which contain any Evaluation Material furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (iii) was or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source was not known by you to be bound by a confidentiality agreement with or other


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contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

      Except as required by law, you hereby agree (x) that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, and (y) that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose or reveal any of the Evaluation Material in any manner whatsoever, provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and
(ii) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating a possible transaction with the Company. You further agree to take such steps to protect and maintain the security and confidentiality of the Evaluation Material as you would in the case of your own confidential business information. You shall direct your Representatives to observe the terms of this letter agreement and shall be responsible for any breach of the terms of this letter agreement by your Representatives.

      The parties expressly confirm and agree that no public disclosure with respect to any discussions or negotiations taking place as referred to herein is now required by reasons of securities laws or similar requirements related to general disclosure and in the event either party determines that such disclosure is required in the future, no such disclosures shall be made unless and until such party consults with the other party regarding the necessity and form of any such disclosure. You hereby agree that you shall not disclose to any person any information about a possible transaction between the Company and you, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Evaluation Material has been made available to you or your Representatives, except for the disclosure of such information as may be required in filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or by corresponding statutes existing under the laws of Japan, if and to the extent you are required to make such disclosure pursuant to the Exchange Act, such corresponding statute, or the rules and regulations promulgated under either of them, provided, however, that prior to any such disclosure, you shall first give the Company a reasonable opportunity to review the proposed disclosure and comment thereon.

      To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this


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letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

      If you or any of your Representatives are requested or required by oral questions (that the court orders to be answered), interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any part of the Evaluation Material, you or your Representatives, as the case may be, will (i) promptly notify the Company of each such request or requirement and the documents requested thereby, so that the Company may seek an appropriate protective order or other remedy and/or waive compliance by you or your Representatives, as the case may be, with the provisions of this Agreement, and (ii) consult with the Company on the advisability of tasking legally available steps to resists or narrow such request or requirement. If, in the absence of such a protective order or receipt of such a waiver, you or your Representative is nonetheless in the written opinion of your outside counsel compelled to disclose, by mandatorily applicable law, any part of the Evaluation Material, you may disclose such Evaluation Material without liability under this Agreement, except that in that event, if the circumstances so permit, you shall give the Company written notice of the Evaluation Material to be so disclosed as far in advance of its disclosure as is lawful and practicable, and you shall use your best efforts to obtain an order or other reliable assurances that confidential treatment will be accorded to the portion of the Evaluation Material so required to be disclosed.

      If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction, such party shall promptly advise the other party of that decision. In that case, or in the event that the Company, in its sole discretion, so requests or the Proposed Transaction is not consummated by you, you shall, upon the Company's written request, promptly deliver to the Company all Evaluation Material, and, at your election, return or destroy (provided that any such destruction shall be certified by one of your duly authorized officers) all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any of your Representatives.

      You shall not be entitled to rely on the completeness of any Evaluation Material, but shall be entitled to rely solely on such representations and warranties as may be made in any final acquisition agreement relating to a transaction between you and the Company, subject to the terms and conditions of such agreement.

      You hereby acknowledge that you are aware and will advise your Representatives that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Your obligation to keep confidential any Evaluation Material shall terminate five (5) years after the date hereof.


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      You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties further acknowledge and agree that they each reserve the right, in their sole discretion, to reject any and all proposals that might be made by the other party or any of its Representatives with regard to a transaction between the parties, and to terminate discussions and negotiations with the other party at any time.

      It is understood and agreed that this letter agreement is not intended to modify any obligations that you or any of your officers, directors, employees, agents or controlling persons may have under applicable law as a director or stockholder of the Company.

      It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      It is further understood and agreed that money damages would not be a sufficient remedy for any material breach of this letter agreement by you or of any of your Representatives, and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such state.

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      Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                    Very truly yours,

                                    AMDAHL CORPORATION

                                    /s/ John C. Lewis

                                    By: John C. Lewis

                                    Title: Chairman, President & CEO

Accepted and agreed as of the
date first written above:

FUJITSU LIMITED:



By:  /s/ Takashi Takaya

Title:  Member of the Board